EXHIBIT 8.2
                         [ANDREWS KURTH LLP LETTERHEAD]



                                                        Supplemental Tax Opinion

                                 August 24, 2005

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

                  Re:      First Horizon Asset Securities Inc.
                           Mortgage Pass-Through Certificates,
                           Series 2005-5

Ladies and Gentlemen:

      We have acted as special counsel to First Horizon Asset Securities Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of (a) its Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-8, Class I-A-9, Class I-A-10, Class I-A-11, Class I-A-12, Class I-A-PO, Class I-A-R, Class II-A-1 and Class II-A-PO Mortgage Pass-Through Certificates, Series 2005-5 (the "Senior Publicly-Offered Certificates") to FTN Financial Capital Markets, a division of First Tennessee Bank National Association ("FTN") pursuant to an underwriting agreement dated as of November 20, 2003 (the "FTN Underwriting Agreement"), as supplemented by a terms agreement thereto dated as of August 23, 2005, each by and among First Horizon Home Loan Corporation, a Kansas corporation ("First
Horizon"),  the  Company  and FTN,  (b) its Class  B-1,  Class B-2 and Class B-3
Mortgage Pass-Through Certificates, Series 2005-5 (the "Subordinated Publicly-Offered Certificates," together with the Senior Publicly-Offered Certificates, the "Publicly-Offered Certificates") to Credit Suisse First Boston LLC ("CSFB") pursuant to a underwriting agreement dated as of August 23, 2005 (the "CSFB Underwriting Agreement," together with the FTN Underwriting Agreement, the "Underwriting Agreements") as supplemented by a terms agreement thereto dated as of August 23, 2005, each by and among First Horizon, the
Company and CSFB and (c) its Class B-4, Class B-5 and Class B-6 Mortgage Pass-Through Certificates, Series 2005-5 (the "Privately-Offered Certificates") to CSFB pursuant to a purchase agreement dated as of August 23, 2005 (the "Purchase Agreement"), as supplemented by a terms agreement thereto dated as of August 23, 2005, each by and among First Horizon, the Company and CSFB. The
Publicly-Offered Certificates and the Privately-Offered Certificates are referred to herein collectively as the "Certificates." The Certificates will be created pursuant to a pooling and servicing agreement dated as of August 1, 2005 (the "Pooling and Servicing Agreement"), by and among the Company, as Depositor, First Horizon, as Master Servicer, and The Bank of New York, as Trustee, and the Certificates will evidence the entire beneficial ownership interest in a trust fund, the assets of which will consist primarily of first lien, single family residential mortgage loans.

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First Horizon Asset Securities Inc.
August 24, 2005
Page 2

      The Publicly-Offered Certificates have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), under File No. 333-125158 which Registration Statement was declared effective by the Securities and Exchange Commission on August 2, 2005 (such Registration Statement herein called the "Registration Statement"). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated July 29, 2005 (the "Base Prospectus"), and the related Prospectus Supplement dated August 23, 2005 (the "Prospectus Supplement"), which Base Prospectus and Prospectus Supplement will be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the "Prospectus").

      In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

      Based upon the foregoing and in reliance thereon, we are of the opinion that:

      assuming (1) an election will be properly made to treat the assets of each REMIC Pool (as defined in the Pooling and Servicing Agreement) as a "real estate mortgage investment conduit" (REMIC) for federal income tax purposes, (2) compliance with all provisions of the Pooling and Servicing Agreement, and (3) continuing compliance with the applicable provisions of the Internal Revenue Code of 1986 (the "Code") as it may be amended from time to time and any applicable Treasury regulations adopted thereunder, each REMIC Pool will qualify as a separate REMIC within the meaning of
      Section 860D of the Code, each of the Certificates, other than the Class I-A-R Certificates, issued pursuant to the Pooling and Servicing Agreement will represent a "regular interest" in a REMIC within the meaning of
      Section 860G(a)(1) of the Code and the Class I-A-R Certificates will represent the sole "residual interest" in each REMIC Pool, within the meaning of Section 860G(a)(2) of the Code.

      Our opinion is based upon our interpretations of current law, including court authority and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinion is intended to be implied or may be inferred beyond that expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matters addressed therein will be properly presented to the applicable court. We must note that our opinion represents merely our best legal judgment

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First Horizon Asset Securities Inc.
August 24, 2005
Page 3


on the matter presented and that others may disagree with our conclusion. Our opinion is not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

      We express no opinion as to the laws of any jurisdiction other than the laws of the United States.

                                           Respectfully submitted,

                                           /s/ Andrews Kurth LLP